EXHIBIT 10.8

                         TEJON RANCH CO.

                    DIRECTOR COMPENSATION PLAN

Annual Retainer

     Each director of Tejon Ranch Co. (the "Company") who is not an employee of the Company will be paid an annual retainer of $24,000 for service as a director for each calendar year commencing with 1998 and continuing through 2002. Unless a director otherwise elects as set forth below, one-half of the $24,000 will be paid in cash and the other half will be paid in the form of the grant of a stock option having the terms and valued as provided below. Any non-employee director will have the right to elect to take all of his or her annual retainer compensation in the form of stock options instead of taking one-half of such compensation in cash by delivering written notice of his or her election to do so to the Company prior to December 31 of each year with respect to compensation for the following year, except that the election for 1998 must be made by January 31, 1998.

     Any non-employee director who is affiliated with a person or entity owning beneficially 5% or more of the outstanding shares of Common Stock of the Company (including anyone who is an employee of any such stockholder) will have the right to take his or her entire annual retainer compensation in cash. For this purpose, beneficial ownership will be determined in accordance with Rule 13d-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934. Such election shall be made by delivering written notice thereof to the Company within the time period referred to above.

     If a director makes any such election (either to take all retainer compensation in options or all such compensation in cash), such election shall remain in effect for all subsequent years of the Plan unless it is changed by another election made within the applicable time period for a subsequent year.

     The cash portion of the annual retainer compensation will be paid on or before December 31 of each calendar year with respect to services during that calendar year and stock options representing the option portion of such compensation will be granted on the second Tuesday of January of each calendar year with respect to service during that year, except that options for 1998 will be granted on February 2, 1998. In the event any director serves for only a portion of any such calendar year, the amount of the cash portion of the annual retainer shall be reduced prorata (based upon the number of days during the year through December 15 not served divided by the number of days in the period from January 1 through December 15) and the option portion shall terminate as to a similarly prorated number of shares.

Other Compensation of Directors

     In addition to the annual retainer compensation, non-employee directors of the Company will be entitled to receive the following amounts of cash:

        $1,000 per meeting of the Board of Directors attended by such director, whether attended in person or by telephone conference call;

       $500 per committee meeting attended by such director on the day of a Board meeting, whether in person or by telephone conference call;

        $1,000 per committee meeting attended on a day when the Board of Directors is not meeting, whether attended in person or by telephone conference call.

     All such other compensation of directors shall be paid on the next regular payday of the Company following any such Board or committee meeting. Directors shall also be compensated for their out-of-pocket costs of travel to attend Board meetings upon submission of customary documentation of such costs.

Terms of Stock Options

     The stock options granted as part of the annual retainer compensation shall be granted under the Company's Non-employee Director Stock Incentive Plan (the "Stock Incentive Plan") to be adopted by the Board of Directors of the Company and submitted to the stockholders of the Company for approval at the 1998 Annual Meeting of Stockholders. In the event the Stock Incentive Plan is not approved by the stockholders, options granted under the Stock Incentive Plan for 1998 compensation will terminate and the entire amount of the annual retainer compensation referred to above shall be paid in cash for 1998 and all subsequent years through 2002 unless this Plan is otherwise amended or is repealed by the Board of Directors. Options granted under the Stock Incentive Plan shall have an exercise price equal to the fair market value of the shares on the date of grant, shall have a term of ten years, shall be fully exercisable commencing on December 15 of the calendar year in which they are granted and shall be non-transferable by the director except in connection with his death or disability. The death, disability or termination of the grantee's status as a director shall not cause any option granted under the Stock Incentive Plan to terminate, except that if a director ceases to serve in that capacity at any time during the year for which the option is granted, the option shall terminate as to the prorated number of shares referred to above.

Valuation of Options

     To determine the number of shares to be granted under the Stock Incentive Plan to satisfy the Company's obligation to pay annual retainer compensation, the value per share of the options will be determined using the Black-Scholes method as of the date of grant. The number of shares subject to the option to be granted each director will then be determined by dividing the amount of annual retainer compensation to be paid to such director in the form of options by the per share value of the options so determined.

Retention of Ownership of Stock

     The Board of Directors has adopted a policy urging each director to retain ownership of shares of stock issued upon exercise of options issued under the Stock Incentive Plan. Such continuing ownership is intended to more closely align the interest of each director with those of the stockholders of the Company. This policy is not intended to limit transfers by a director to his or her spouse or to lineal descendants or to any trust, partnership or other similar entity in which they have a substantial beneficial interest. This policy is not intended to be legally binding, is not reflected in the terms of the Stock Incentive Plan and will not be reflected in the terms of options granted under the Stock Incentive Plan.

Duration of Director Compensation Plan

     This Director Compensation Plan shall commence effective February 1, 1998 and shall continue until December 31, 2002 unless it is amended or repealed by the Board of Directors prior to that date. Participation in the Director Compensation Plan does not confer upon any person any right to continue as a director of the Company.